EXHIBIT 3.1

                      CERTIFICATE OF INCORPORATION

                                   OF

                   TEXAS PETROCHEMICAL HOLDINGS, INC.


                                ARTICLE I

      The name of the corporation is Texas Petrochemical Holdings, Inc.


                               ARTICLE II

      The registered office of the corporation in the State of Delaware is located at 1209 Orange Street in the City of Wilmington, County of New Castle. The name of its registered agent is The Corporation Trust Company.


                               ARTICLE III

      The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                               ARTICLE IV

      The total number of shares of stock which the corporation shall have authority to issue is 1,000 shares of common stock, par value $0.01 per share.


                                ARTICLE V

      The name and mailing address of the incorporator is as follows:

                  NAME                    MAILING ADDRESS

                  Leslie S. White         711 Louisiana, Suite 2900
                                          Houston, TX 77002

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                               ARTICLE VI

      The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation. The names and mailing addresses of the persons who are to serve as directors until the first annual meeting of stockholders or until their successors are elected and qualify are:

                  NAME                    MAILING ADDRESS

                  William C. Oehmig       Eight Greenway Plaza, Suite 702
                                          Houston, Texas 77046

                  Susan O. Rheney         Eight Greenway Plaza, Suite 702
                                          Houston, Texas 77046

                  John M. Sullivan        Eight Greenway Plaza, Suite 702
                                          Houston, Texas 77046


                               ARTICLE VII

      The number of directors of the corporation shall be as specified in, or determined in the manner provided in, the Bylaws of the corporation, and such number may be increased or decreased from time to time in such manner as may be prescribed in the Bylaws.


                              ARTICLE VIII

      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the corporation, subject to the power of the stockholders of the corporation to adopt, amend or repeal any bylaw made by the Board of Directors.


                               ARTICLE IX

      Unless and except to the extent that the bylaws of the corporation shall so require, the election of directors of the corporation need not be by written ballot.


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                               ARTICLE X

      A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification or repeal.

      IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make and file this Certificate of Incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly has hereunto set the incorporator's hand this 2nd day of May, 1996.

                                       /s/ LESLIE S. WHITE
                                           Leslie S. White, Incorporator

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                        CERTIFICATE OF AMENDMENT
                                   OF
                      CERTIFICATE OF INCORPORATION
                                   OF
                   TEXAS PETROCHEMICAL HOLDINGS, INC.

      Texas Petrochemical Holdings, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("Company"), does hereby certify:

      FIRST: That the Board of Directors of the Company, pursuant to a unanimous written consent signed by all directors of the Company and effective as of June 25, 1996, adopted the following resolutions, proposing and declaring advisable and in the best interests of the Company the amendment to the Certificate of Incorporation of the Company as set forth in such resolutions, and directed that the same be submitted to a vote of the stockholders of the Company:

      RESOLVED, that the Certificate of Incorporation of the Company (the "Certificate of Incorporation"), be amended by deleting Article IV in its entirety and substituting the following therefor:

      The total number of shares of stock of all classes that the corporation shall have the authority to issue is one million one hundred thousand (1,100,000) shares, of which one million (1,000,000) shares are to be shares of common stock, par value $0.01 per share ("Common Stock"), and one hundred thousand (100,000) shares are to be shares of Non-Voting Convertible Common Stock, par value $0.01 per share ("Non-Voting Common Stock"). The number of authorized shares, Common Stock and Non-Voting Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the stock of the corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

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                              COMMON STOCK

      Except as otherwise specifically required by law or as otherwise specifically provided herein, the exclusive voting power of the corporation shall be vested in the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote on all matters to be voted on by the stockholders of the corporation.

                   NON-VOTING CONVERTIBLE COMMON STOCK

            (1) GENERAL. Except as otherwise provided in this Article IV, all shares of Common Stock and Non-Voting Common Stock shall be identical and shall entitle the holders thereof to the same rights, qualifications, limitations, restrictions and privileges.

            (2) VOTING RIGHTS. Except as otherwise required by law, the holders of shares of Non-Voting Common Stock shall have no right whatsoever to vote on any matters to be voted on by the corporation's stockholders, including, without limitation, any right to vote on any dissolution, sale of assets, merger or consolidation of the corporation.

            (3) DIVIDENDS. When and as dividends are declared thereon, whether payable in cash, property or securities of the corporation, the holders of Common Stock and the holders of Non-Voting Common Stock shall be entitled to share equally, share for share, in such dividends; provided that if dividends are declared which are payable in shares of stock, (i) such dividends shall be declared which are payable at the same rate on both classes of stock, and (ii) any dividends payable to holders of Common Stock shall be payable in shares of Common Stock and any dividends payable to holders of Non-Voting Common Stock shall be payable in shares of Non-Voting Common Stock.

            (4) CONVERSION.

                  (i) Subject to and upon compliance with the provisions hereof, in connection with (a) any Initial Public Offering or Qualified Registration (as both such terms are defined in the Registration Rights Agreement, as it may be amended from time to time, by and among the corporation and the holders of Qualified Registrable Securities (as defined

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      therein) who are parties to the Registration Rights Agreement) or (b) the sale to a third party of securities which possess, in the aggregate, the ordinary voting power to elect a majority of the corporation's directors (provided that such sale has been approved by corporation's Board of Directors or a committee thereof), each record holder of Non-Voting Common Stock shall be entitled to convert into the same number of shares of Common Stock any or all of such holder's shares of Non-Voting Common Stock actually being distributed to the public, sold to an underwriter, broker-dealer or market maker for actual sale to the public or sold to the third-party purchaser.

                  (ii) In addition to the conversion rights contained in the immediately preceding paragraph, subject to and upon compliance with the provisions hereof, shares of the Non-Voting Common Stock may, at the election of the holder thereof, be converted into shares of Common Stock at any time if, and only if, (a) such holder is not a bank holding company registered under the Bank Holding Company Act of 1956 ("Bank Holding Company") or an affiliate of a Bank Holding Company or (b) if such holder is a Bank Holding Company or an affiliate of a Bank Holding Company, such holder does not hold, and as a result of the conversion would not hold, more than five percent (5%) of the outstanding shares of Common Stock.

                  (iii) The ratio at which shares of Non-Voting Common Stock may be converted into shares of Common Stock in accordance with the provisions hereof shall be one (1) share of Common Stock per share of Non-Voting Common Stock so converted.

                  (iv) Each conversion of shares of Non-Voting Common Stock into shares of Common Stock shall be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the corporation at any time during normal business hours, in proper form for conversion, duly endorsed or accompanied by duly executed stock powers, with signatures guaranteed by a state or national bank or a member firm of a national securities exchange, together with written notice by the holder of such Non-Voting Common Stock (a) stating
      (x) that such holder desires to convert the shares, or a stated number of shares, of Non-Voting Common Stock represented by such certificate or certificates into Common Stock and that (y) upon such conversion such holder and its affiliates will not directly or indirectly own, control or have the power to vote or dispose of a greater quantity of securities of any kind issued by the

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      corporation than such holder and its affiliates are permitted to own, control or have the power to vote or dispose of under any applicable law, regulation, rule or other governmental requirement; and (b) containing such representations and warranties as are, in the opinion of the corporation and its legal counsel, required for the lawful conversion and issuance by the corporation of Common Stock. Such conversion shall be deemed to have been effected at the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received, and at such time the rights of the holder of the converted Non-Voting Common Stock as such holder shall cease and the person or persons in whose name or names the certificate or certificates for shares of Common Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

                  (v) Promptly after such surrender and the receipt of such written notice, provided that the conditions contained herein have been met, the corporation shall issue and deliver in accordance with the surrendering holder's instructions (a) the certificate or certificates for the Common Stock issuable upon such conversion and (b) a certificate representing any Non-Voting Common Stock which was represented by the certificate or certificates delivered to the corporation in connection with such conversion but which was not converted.

                  (vi) If the corporation in any manner subdivides or combines the outstanding shares of the Common Stock, the outstanding shares of the Non-Voting Common Stock shall be proportionately subdivided or combined.

                  (vii) The issuance of certificates for Common Stock upon conversion of Non-Voting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance of Common Stock; provided that, if such conversion is made in connection with a transfer of such shares, then the holder shall pay such transfer fees and taxes, if any, as are normally paid in connection with such a transfer.

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                  (viii) The corporation shall not close its books against the transfer of Non-Voting Common Stock or of Common Stock issued or issuable upon conversion of Non-Voting Common Stock in any manner which would interfere with the timely conversion of Non-Voting Common Stock as permitted herein.

                  (ix) The corporation will at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of issuance upon conversion of the Non-Voting Common Stock as herein provided, free from preemptive rights, such number of shares of Common Stock as shall then be issuable upon the conversion of all of the outstanding shares of Non-Voting Common Stock. All shares of Common Stock so issuable shall be deemed, when issued upon conversion of the NonVoting Common Stock, to be duly and validly issued and fully paid and non-assessable.

            (5) MISCELLANEOUS PROVISIONS. Nothing herein shall be construed to prevent the corporation from creating or issuing at any time or from time to time classes or series of securities enjoying preferences and rights superior to those of the Non-Voting Common Stock.

      SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, Texas Petrochemical Holdings, Inc. has caused this Certificate of Amendment to be signed by Susan O. Rheney as President this 28th day of June, 1996.

                       TEXAS PETROCHEMICAL HOLDINGS, INC.



                         By:  /s/   SUSAN O. RHENEY
                                    Susan O. Rheney
                                    President

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